================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 25, 2002






                          NEWFIELD EXPLORATION COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               1-12534                72-1133047
   (STATE OR OTHER JURISDICTION                 (COMMISSION FILE         (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                   NUMBER)          IDENTIFICATION NUMBER)

                          363 N. SAM HOUSTON PARKWAY E.
                                   SUITE 2020
                              HOUSTON, TEXAS 77060
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (281) 847-6000

================================================================================

                              ITEM 5. OTHER EVENTS

         SEE THE FOLLOWING PRESS RELEASE BY NEWFIELD EXPLORATION COMPANY
           ANNOUNCING EARNINGS RESULTS FOR THE FIRST QUARTER OF 2002.

                    NEWFIELD ANNOUNCES FIRST QUARTER RESULTS

         HOUSTON - (APRIL 24, 2002)-- NEWFIELD EXPLORATION COMPANY (NYSE:NFX) announced its financial and operating results for the first quarter of 2002. A conference call to discuss the results is planned for 8 a.m. (CDT), Thursday, April 25. To participate in the call, dial 719-457-2657. A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at www.newfld.com.

         For the first quarter of 2002, net income was $20.0 million, or $0.44 per share (all per share amounts are on a diluted basis), stated before the effect of a non-cash charge related to FAS 133. Stated after the effect of the non-cash charge, net income for the first quarter of 2002 was $16.3 million, or $0.37 per share. Revenues in the first quarter of 2002 were $148.0 million. This compares to net income in the first quarter of 2001 of $64.2 million, or $1.34 per share, stated before the effect of a non-cash charge related to FAS 133. Stated after the effect of the non-cash charge, net income for the first quarter of 2001 was $58.4 million, or $1.22 per share. Revenues in the first quarter of 2001 were $209.3 million. Operating cash flow before changes in working capital was $96.7 million, or $2.01 per share, in the first quarter of 2002 compared to $141.0 million, or $2.91 per share, in the same period of 2001.

         The Company's production in the first quarter of 2002, when stated on a natural gas equivalent basis, increased 10% over the first quarter of 2001. Newfield's production was 43.8 billion cubic feet equivalent (Bcfe), or an average of 487 million cubic feet equivalent per day, during the first quarter of 2002. Production volumes were lower during the quarter because of the Company's decision to curtail nearly one Bcfe of unhedged production (approximately 30 MMcf/d) in February in response to low natural gas prices. Without the curtailment, volumes would have increased 13% over the prior period. The following tables detail quarterly production and average realized prices:

PRODUCTION

                                                              1Q02              1Q01             % CHANGE
                                                              --------------------------------------------
United States
     Natural gas (Bcf)                                             33.9             30.8               10%
         Natural gas (MMcf/d)                                       377              342               10%
     Oil and condensate production (MMBbls)                        1.35             1.24                9%
         Oil and condensate production (BOPD)                    14,994           13,791                9%
Australia
     Oil and condensate liftings (MBbls)                          298.3            239.6               25%
         Oil and condensate liftings (BOPD)                       3,315            2,662               25%
Total
     Natural gas (Bcf)                                             33.9             30.8               10%
     Oil and condensate liftings (MMBbls)                          1.65             1.48               11%
     Total Production (Bcfe)                                       43.8             39.6               10%
AVERAGE REALIZED PRICES
                                                              1Q02              1Q01             % CHANGE
                                                              --------------------------------------------
United States
     Natural gas (per Mcf)                                        $3.26            $5.56              (42%)
     Oil and condensate (per Bbl)                                $22.03           $24.69              (11%)
Australia
     Oil and condensate liftings (per Bbl)                       $22.01           $26.28              (16%)
Total
     Natural gas (per Mcf)                                        $3.26            $5.56              (42%)
     Oil and condensate (per Bbl)                                $22.03           $24.95              (12%)
     Total per Mcfe                                               $3.35            $5.25              (36%)

================================================================================
Prices shown are net of transportation expense and after hedging. The Company has not entered into hedging transactions specifically relating to Australian production.

         Stated on a unit of production basis, Newfield's lease operating expense in the first quarter of 2002 was $0.53 per thousand cubic feet equivalent (Mcfe), which was equal to per unit LOE expense in the same period of 2001. Due primarily to significantly lower commodity prices, production taxes in the first quarter of 2002 (including resource rent tax in Australia) decreased to $0.08 per Mcfe compared to $0.18 per Mcfe in the first quarter of 2001. DD&A expense in the first quarter of 2002 increased to $1.63 per Mcfe compared to $1.54 per Mcfe in the first quarter of 2001. General and administrative expense for the first quarter of 2002 was $0.27 per Mcfe, equal to per unit G&A expense in the first quarter of 2001. Net interest expense in the first quarter of 2002 was $0.13 per Mcfe compared to $0.18 per Mcfe in the same period of last year. Capitalized interest in the first quarter of 2002 was $2.1 million compared to $1.3 million in the same period last year.

         Capital expenditures in the first quarter of 2002 were about $81 million.

SECOND QUARTER 2002 ESTIMATES

         Below are estimates of certain significant operating and financial data for the second quarter of 2002. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the second quarter of 2002 is expected to be 34 - 38 Bcf (380 - 420 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Consolidated oil production in the second quarter of 2002 is expected to be 1.5 - 1.7 million barrels (17,000 - 19,000 BOPD). Australian oil production during the second quarter is expected to be 300 - 335 thousand barrels (3,300 - 3,700 BOPD).

The timing of liftings in Australia will impact reported production and revenues. The price the Company receives from its Gulf Coast production has typically averaged about $2 below the NYMEX WTI price. Oil production from the Mid-Continent has typically sold for a $1.00 - $1.50 per barrel discount to WTI. Australian crude oil sales are based on the Tapis Benchmark, which has historically been comparable to WTI. Hedging gains or losses will affect price realizations.

         For the full-year 2002, the Company expects to produce 180-185 Bcfe, an increase of 3-6% over 2001 production volumes. The Company may, however, curtail production in response to low oil and gas prices could adversely impact the Company's growth projections.

         LEASE OPERATING EXPENSE Newfield's LOE, including domestic production and severance taxes and resource rent tax in Australia, is expected to be $30 - $33 million in the second quarter of 2002 ($0.66 - $0.72 per Mcfe). The Company's domestic LOE, including taxes, is expected to be $0.59 - $0.65 per Mcfe in the second quarter of 2002. This estimate includes severance taxes of $0.08 - $0.09 per Mcfe. LOE varies and is subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the second quarter of 2002 is expected to be $12 - $13 million ($0.26 - $0.29 per Mcfe). This estimate includes accrual of performance-based pay.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the second quarter of 2002 is expected to be $6 - $7 million ($0.14
- $0.16 per Mcfe), including a $2.3 million payment on its convertible trust preferred securities. Current borrowings under the Company's bank facilities are $111 million. The remainder of long-term debt consists of two separate issuances of senior notes that in the aggregate total $300 million. Capitalized interest for the second quarter of 2002 is expected to be about $2.2 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2002 to be about 35%.

         The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at www.newfld.com. Through the web page, shareholders can elect to receive @NFX through e-mail distribution.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company has a solid asset base of producing properties and exploration and development drilling opportunities in the Gulf of Mexico, along the U.S. Onshore Gulf Coast, in the Anadarko and Permian Basins, offshore Australia and in China's Bohai Bay. Newfield balances its drilling program with acquisitions in select areas in the U.S. and overseas.


         **Certain of the statements set forth in this release regarding estimated or anticipated second quarter 2002 results, capital spending and yearly production volumes are forward looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2001. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                                                                 For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                                                              Steve Campbell
Houston, TX 77060                                                                                       (281) 847-6081
www.newfld.com                                                                                         info@newfld.com


                                                                  FOR THE
CONSOLIDATED STATEMENT OF INCOME                            THREE MONTHS ENDED
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)                  MARCH 31,
                                                     -----------------------------------
                                                           2002              2001
                                                     ----------------- -----------------
OIL AND GAS REVENUES                                   $     148,039     $     209,326
                                                     ----------------- -----------------
OPERATING EXPENSES:
   Lease operating                                            23,053            20,824
   Transportation                                              1,331             1,262
   Production and other taxes                                  3,410             7,118
   Depreciation, depletion and amortization                   71,207            61,146
    General and administrative                                11,767            10,690
   Stock compensation                                            578               595
                                                     ----------------- -----------------
       TOTAL OPERATING EXPENSES                              111,346           101,635
                                                     ----------------- -----------------

INCOME FROM OPERATIONS                                        36,693           107,691

OTHER INCOME (EXPENSE):
   Interest income and other, net                              1,816               613
   Interest expense                                           (7,201)           (6,982)
   Capitalized interest                                        2,130             1,330
   Dividends on preferred securities of
     Newfield Financial Trust I                               (2,336)           (2,336)
   Unrealized commodity derivative expense *                  (5,645)           (1,558)
                                                     ----------------- -----------------
                                                             (11,236)           (8,933)
                                                     ----------------- -----------------

INCOME BEFORE INCOME TAXES                                    25,457            98,758
                                                     ----------------- -----------------

Income tax provision                                           9,131            35,613
                                                     ----------------- -----------------
Income before cumulative effect of change in
     accounting principle                                     16,326            63,145

Cumulative effect of change in accounting principle*               -             4,794
                                                     ----------------- -----------------

NET INCOME                                             $      16,326     $      58,351
                                                     ================= =================

EARNINGS PER SHARE:
   BASIC
     Income before cumulative effect of change
       in accounting principle                         $       0.37      $        1.43
     Cumulative effect of change in accounting
       principle*                                                  -             (0.11)
                                                     ----------------- -----------------
     Net income                                        $       0.37      $        1.32
                                                     ================= =================
   DILUTED
     Income before cumulative effect of change
       in accounting principle                         $       0.37      $        1.32
     Cumulative effect of change in accounting
       principle*                                              -                 (0.10)
                                                     ----------------- -----------------
     Net income                                        $       0.37      $        1.22
                                                     ================= =================

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS PER SHARE                            44,212             44,125

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS PER SHARE                          48,745             48,882

PRODUCTION DATA                                                   FOR THE
                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                     -----------------------------------
                                                           2002              2001
                                                     ----------------- -----------------
Average daily production:
     Oil and condensate (Bbls)                                18,309            16,453
     Gas (Mcf)                                                 376.8             341.7

Average realized price:
     Oil and condensate (Bbls)                         $       22.03      $      24.95
     Gas (Mcf)                                         $        3.26      $       5.56

---------------
* Associated with SFAS 133.

CONSOLIDATED BALANCE SHEET                              MARCH 31,         DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                      2002                2001
                                                     ----------------   -----------------
ASSETS
Current assets:
   Cash & cash equivalents                             $      25,128      $      26,610
   Accounts receivable, oil and gas                           87,580             92,644
   Inventories                                                 8,125              7,332
   Commodity derivatives *                                    24,678             79,012
   Other current assets                                       26,392             25,006
                                                     ----------------   -----------------
       Total current assets                                  171,903            230,604
                                                     ----------------   -----------------

Oil and gas properties, net (full cost method)             1,417,755          1,408,579
Furniture, fixtures and equipment, net                         6,896              6,807
Commodity derivatives *                                        1,784              7,409
Other assets                                                   9,684              9,972
                                                     ----------------   -----------------
                                                       $   1,608,022      $   1,663,371
                                                     ================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities               $     128,035      $     160,814
Commodity derivatives *                                       21,692              4,217
                                                     ----------------   -----------------
       Total current liabilities                             149,727            165,031
                                                     ----------------   -----------------

Other liabilities                                              5,918              6,288
Commodity derivatives *                                        2,360              1,813
Long-term debt                                               410,642            428,631
Deferred taxes                                               207,349            207,880
                                                     ----------------   -----------------
       Total long-term liabilities                           626,269            644,612
                                                     ----------------   -----------------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                          143,750            143,750
                                                     ----------------   -----------------

STOCKHOLDERS' EQUITY
   Common stock                                                  451                449
   Additional paid-in capital                                370,544            364,734
   Treasury stock                                            (26,012)           (25,794)
   Unearned compensation                                      (8,176)            (7,845)
   Accumulated other comprehensive income (loss)
     Foreign currency translation adjustment                  (7,158)            (8,918)
     Commodity derivatives *                                 (20,113)            24,936
   Retained earnings                                         378,740            362,416
                                                     ----------------   -----------------
     Total stockholders' equity                              688,276            709,978
                                                     ----------------   -----------------
     Total liabilities and stockholders' equity        $   1,608,022      $   1,663,371
                                                     ================   =================

---------------
* Associated with SFAS 133.

CONSOLIDATED STATEMENT OF                                         FOR THE
CASH FLOWS                                                   THREE MONTHS ENDED
(UNAUDITED, IN THOUSANDS OF DOLLARS)                              MARCH 31,
                                                     -----------------------------------
                                                          2002               2001
                                                     ----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                          $      16,326     $      58,351
   Depreciation, depletion and amortization                   71,207            61,146
   Deferred taxes                                              2,904            14,524
   Stock compensation                                            578               595
   Commodity derivatives *                                     5,645             1,558
   Cumulative effect of change in
        accounting principle*                                      -             4,794
                                                     ----------------  -----------------
                                                              96,660           140,968
   Changes in operating assets and liabilities                 1,989            60,563
                                                     ----------------  -----------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                98,649           201,531
                                                     ----------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition, net of cash acquired                               -          (264,089)
   Additions to oil and gas properties                       (84,489)         (107,846)
   Additions to furniture, fixtures and equipment               (826)           (1,112)
                                                     ----------------  -----------------
     NET CASH USED IN INVESTING ACTIVITIES                   (85,315)         (373,047)
                                                     ----------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                  128,000           663,000
   Repayments of borrowings                                 (146,000)         (622,000)
   Proceeds from issuance of senior notes                          -           174,879
   Proceeds from issuances of common stock                     3,396               530
   Purchases of treasury stock                                  (218)             (575)
                                                     ----------------  -----------------
     NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES                                                   (14,822)          215,834
                                                     ----------------  -----------------
Effect of exchange rate changes on cash
  and cash equivalents                                             6               837
                                                     ----------------  -----------------

Increase (decrease) in cash and cash equivalents              (1,482)           45,155
Cash and cash equivalents, beginning of period                26,610            18,451
                                                     ----------------  -----------------

Cash and cash equivalents, end of period               $      25,128     $      63,606
                                                     ================  =================

---------------
* Associated with SFAS 133.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                                NEWFIELD EXPLORATION COMPANY

 Date: April 25, 2002           By: /s/ TERRY W. RATHERT
                                   ---------------------------------------
                                    Terry W. Rathert
                                    Vice President and Chief Financial Officer
                                    (Authorized Officer and Principal
                                    Financial Officer)